UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): October 27, 2005


                              REHABCARE GROUP, INC.
               (Exact name of Company as specified in its charter)


        Delaware                         0-19294             51-0265872
(State or other jurisdiction          (Commission         (I.R.S. Employer
    of incorporation)                 File Number)        Identification No.)

 7733 Forsyth Boulevard
       Suite 2300
   St. Louis, Missouri                                  63105
(Address of principal executive offices)             (Zip Code)

                                 (314) 863-7422
               (Company's telephone number, including area code)

                                 Not applicable
          (Former name or former address if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02      Results of Operations and Financial Condition

     The information in Exhibit 99.1 is incorporated herein by reference.

Item 7.01      Regulation FD Disclosure

     The information in Exhibit 99.2 is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(c) Exhibits

     The following exhibits are furnished pursuant to Item 2.02 and 7.01 hereof and should not be deemed to be "filed" under the Securities Exchange Act of 1934:

               99.1 Press release dated October 27, 2005, announcing our third quarter revenues and results of operations.

               99.2 The script for a conference call held by the registrant on October 27, 2005

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 27, 2005

                                       REHABCARE GROUP, INC.



                          By: /s/ Mark A. Bogovich
                               ----------------------------------------
                                  Mark A. Bogovich
                                  Vice President,
                                  Interim Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit No.       Description

 99.1 Press release dated October 27, 2005, announcing our third quarter revenues and results of operations.

 99.2 The script for a conference call held by the registrant on October 27, 2005

                                                                    Exhibit 99.1

                     CONTACT: RehabCare Group, Inc.
                              Mark Bogovich
                              Interim Chief Financial Officer
                              Betty Cammarata, Dir-Investor Relations
                              Press: David Totaro, Senior Vice
                              President, Corporate Marketing &
                              Communications
                              (314) 863-7422 or
                              Financial Dynamics
                              Gordon McCoun/Theresa Kelleher
                              Press: Sean Leous
                              (212) 850-5600

FOR IMMEDIATE RELEASE
Thursday, Oct 27, 2005

                  REHABCARE REPORTS THIRD QUARTER 2005 RESULTS

o RehabCare's core businesses see sequential improvement despite 75% rule and tight labor market

o InteliStaf Holdings continues to negatively impact earnings with deferred tax write-off and poor quarterly operating performance

o    Hurricanes affect operations in Louisiana, Mississippi and Texas

ST. LOUIS, MO, October 27, 2005--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the quarter and nine months ended September 30, 2005. Comparative results for the quarter and nine months follow.

                                       Quarter Ended     Nine Months Ended
Amounts in millions,                   September 30,       September 30,
except per share data                   2005    2004       2005     2004
--------------------------------------------------------------------------------
Consolidated Operating Revenues         $120.0   $93.3  |  $330.8   $288.7
Consolidated Net Earnings                  4.4     6.1  |    14.8     16.9(a)
Consolidated Diluted
   Earnings Per Share                      0.26    0.36 |     0.86     1.00(a)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Contract Therapy Operating Revenues       60.9    42.9  |   171.0    124.7
Contract Therapy Operating Earnings        3.7     2.3  |     9.2      6.7
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
HRS Inpatient Operating Revenues          35.1    37.2  |   106.4    109.7
HRS Outpatient Operating Revenues         12.1    11.2  |    36.7     34.3
-----------------------------------------------------------------------------
HRS Operating Revenues                    47.2    48.4  |   143.1    144.0
HRS Operating Earnings                     7.0     8.3  |    20.4     25.2
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Freestanding Hospitals Operating Revenues  8.8      -   |     8.8      -
Freestanding Hospitals Operating Earnings  0.1      -   |     0.1      -
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Healthcare Management Consulting
  Operating Revenues                       3.1     2.0  |     8.2(b)   3.4
Healthcare Management Consulting
  Operating Earnings                       0.1     0.1  |       -      0.2
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Staffing Operating Revenues                 -       -   |       -     16.7(c)
Staffing Operating Loss                     -       -   |       -     (0.1)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Equity in After Tax Loss of Affiliates    (2.1)(d)(0.1) |    (2.8)(d) (0.6)
--------------------------------------------------------------------------------

(a) Includes an after tax restructuring charge of $0.9 million, or $0.06 per diluted share and an after tax gain on sale of business of $0.3 million, or $0.02 per diluted share.
(b) Includes intercompany sales, at market rates, of $0.3 million for the nine months ended September 30, 2005.
(c) Includes intercompany sales, at market rates, of $0.1 million for the nine months ended September 30, 2004.
(d) Includes a $1.1 million loss representing RehabCare's share of a $4.2 million deferred tax asset valuation allowance recorded by InteliStaf.

REHABCARE REPORTS THIRD QUARTER 2005 RESULTS                              Page 2

     John H. Short, Ph.D., president and chief executive officer, commented, "RehabCare's third quarter results were negatively impacted by the poor operating performance at InteliStaf Holdings, the challenges of the industry's continuing adjustment to the 75% rule and the ongoing impact of rising labor costs, as well as the effect on our operations of hurricanes Katrina and Rita."

     Dr. Short added, "The Contract Therapy division experienced strong revenue growth and has begun to see the effect of its new pricing initiatives, which are reducing some of the impact of increasing labor costs. The Hospital Rehabilitation Services division is still contending with the 75% rule in its acute rehabilitation units (ARU), which are most affected by the shift in treatment venue away from our client hospitals. Even though we have not seen our historical same store growth rates, we have been able to mitigate discharge declines at a rate better than the industry and have seen some stabilization sequentially. At the same time, we are continuing to adjust our staffing models to compensate for the lower volumes and labor cost pressures."

Financial Overview of Third Quarter
     Net revenues for the third quarter 2005 were $120.0 million compared to $93.3 million from the year ago quarter, an increase of 28.7 percent. The increase reflects the growth in the number of locations in the Contract Therapy division through normal sales activity and the Company's acquisitions of Cornerstone Rehabilitation in late 2004 and MeadowBrook Healthcare in August 2005.

     Consolidated net earnings were $4.4 million in the third quarter 2005 compared to $6.1 million in the prior year period. Consolidated net earnings for the quarter include an after-tax loss from equity in affiliates of $2.1 million, or $0.12 per diluted share, of which $1.1 million was due to deferred tax valuation allowances recorded in the financial statements of the Company's unconsolidated affiliate, InteliStaf Holdings, Inc. This compares to a prior year same quarter after-tax loss from equity in affiliates of $0.1 million. The Company expected its share of InteliStaf's third quarter 2005 after-tax loss to be $0.02 per fully diluted share. The Company's operating earnings were also adversely affected by costs and lost revenues resulting from hurricanes Katrina and Rita in the amount of $0.4 million after tax, equal to $0.02 per diluted share.
                                     -MORE-

REHABCARE REPORTS THIRD QUARTER 2005 RESULTS                              Page 3

     Earnings per share for the third quarter 2005 on a fully diluted basis were $0.26 compared to $0.36 for the same period last year.

o The Contract Therapy (CT) division's net revenues for the third quarter of 2005 increased 42.0 percent to $60.9 million, compared to $42.9 million in the year ago quarter. Operating earnings for the quarter were $3.7 million compared to the prior year quarter of $2.3 million. As of September 30, 2005, the division operated in 744 locations.

     The year-over-year third quarter increase in revenue was driven by the average revenue per location increasing by 9.1 percent and the average number of locations increasing by 179, including the acquisition of Cornerstone Rehabilitation in December 2004. This business unit continued to focus on signing larger facilities during the past year, and benefited from the 75% rule which has shifted certain types of patients from hospitals to the skilled nursing facility setting.

     The growth in operating earnings reflected the significant increase in revenues that the division experienced as well as the benefit of lower bad debt expense during the quarter. However, like other providers of therapy, the division continues to be challenged by increases in labor expenses. Also, during the quarter, hurricanes Katrina and Rita interrupted operations at twenty-two of this division's locations impacting pre-tax operating earnings for this division by approximately $0.3 million.

o The Hospital Rehabilitation Services (HRS) division's third quarter net revenues decreased 2.5 percent to $47.2 million compared to $48.4 million in last year's third quarter. Operating earnings for the quarter were $7.0 million compared to $8.3 million in the prior year quarter. As of September 30, 2005, HRS operated 185 programs.

     Operating revenues decreased as a result of the 75% rule impact on same store ARU discharges, which were 2.1 percent lower than the prior year. The impact of newly opened programs that have not yet reached the operating levels of the more mature programs that closed during the year have also negatively impacted HRS revenues.

     Operating earnings were negatively impacted by the revenue decline and the division's inability to fully absorb increases in labor expenses that occurred in certain markets. We continued initiatives to update the division's staffing model with the objective of increasing the utilization of variable versus fixed labor, but it will take additional time for those initiatives to be fully implemented. The pre-tax operating earnings impact of hurricanes Katrina and Rita for this division was approximately $0.3 million for the quarter.

o The Company acquired MeadowBrook Healthcare in August 2005 and will report these newly acquired facilities as well as any future freestanding facilities as a separate industry segment called Freestanding Hospitals. The new division reported third quarter net revenues of $8.8 million for the quarter and operating earnings of $0.1 million.

                                     -MORE-

REHABCARE REPORTS THIRD QUARTER 2005 RESULTS                              Page 4

InteliStaf Update

     InteliStaf Holdings, LLC appointed Mike Wilstead its new CEO and Mark Thomas its new CFO, effective Tuesday, October 25. Messrs. Wilstead and Thomas were formerly COO and CFO respectively of QuadraMed Corporation. The Company expects that their experience in turnarounds and sales will further initiatives started by InteliStaf's board of directors during the quarter.

     As previously reported, an assessment of InteliStaf's business and its long-term financial projections was expected to be completed by the end of the third quarter. The assessment has taken longer than planned and will now be completed during the fourth quarter with additional input from the newly hired management team. Once this assessment has been completed, InteliStaf will evaluate whether the value of its long-lived assets may be impaired. Once that assessment is complete, the Company will evaluate whether any adjustment to the carrying value of its equity investment is required.

Balance Sheet

     The Company's balance sheet at September 30, 2005 remains strong with approximately $18.2 million in cash and cash equivalents, and $11.9 million in subordinated long-term debt and an available credit facility capacity of approximately $75 million expandable to $110 million to support strategic initiatives. Days sales outstanding at quarter end increased to 68.2 days from
66.5 days at the end of 2004. During the quarter, the Company generated cash flow from operations of $9.2 million and incurred $6.0 million of capital expenditures.

Guidance

     Given the lack of earnings visibility at InteliStaf and the outcome of its impairment analysis, the unknown impact of hurricane Wilma on South Florida operations, and the ongoing challenges of both the 75% rule and the labor market for qualified therapists, we are withdrawing guidance for the balance of the year.

     Dr. Short concluded, "There remains a substantial amount of uncertainty in the industry as hospitals and nursing homes adjust to the new compliance requirements. As we mentioned last quarter, we have implemented a number of mitigation strategies that, in combination with a successful business model and a strong financial position, have enabled us to manage through the process at a rate that appears to be better than the industry. We believe we have positioned the Company to withstand the pressures in the current environment and seize the opportunities that will present themselves when the industry stabilizes."

     RehabCare Group, Inc. provides physical therapy management services for hospital inpatient rehabilitation and skilled nursing units, outpatient programs and contract therapy services in conjunction with more than 930 hospitals and skilled nursing facilities in 38 states, the District of Columbia and Puerto Rico. RehabCare also provides rehabilitation services in three freestanding rehabilitation hospitals and two long-term acute care hospitals, which provide specialized acute care for medically complex patients. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor's Small Cap 600 indices.

                                     -MORE-

REHABCARE REPORTS THIRD QUARTER 2005 RESULTS                              Page 5

     A listen-only simulcast of RehabCare's third quarter conference call will be available on the Company's web site at www.rehabcare.com and online at www.companyboardroom.com, beginning at 10:00 Eastern time. An online replay will be available for at least 21 days after the call. A telephonic replay of the call will be available beginning at 1:00 P.M. Eastern time today and ending at midnight on November 17, 2005. The dial-in number for the replay is (630) 652-3041 and the access code is 12994552.

     This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships; our ability to integrate recent and pending acquisitions and partnering relationships within the expected timeframes and to achieve the revenue and earnings levels from such acquisitions and relationships at or above the levels projected; changes in governmental reimbursement rates and other regulations or policies affecting the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the ability of new management of InteliStaf Holdings, Inc., our unconsolidated affiliate, to complete its business assessment of InteliStaf on a timely basis and to institute a business restructuring to improve revenues and earnings; the results of our impairment analysis to be conducted with respect to the carrying value of our investment in InteliStaf; the future financial results of our other unconsolidated affiliates; the adequacy and effectiveness of our operating and administrative systems; our ability to attract and the additional costs of attracting administrative, operational and professional employees; significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

NOTE: More information on RehabCare can be found on the World Wide Web at http://www.rehabcare.com

                                     -MORE-

REHABCARE REPORTS THIRD QUARTER 2005 RESULTS                              Page 6

                     I. Condensed Consolidated Statements of Earnings
                  (Unaudited, amounts in thousands, except per share data)

                                  Three Months Ended        Nine Months Ended
                                       Sept 30,                 Sept 30,
                                  ------------------        -----------------
                                  2005         2004         2005       2004
                                  ----         ----         ----       ----
Operating revenues              $120,044    $ 93,277     $330,828    $288,718
Costs & expenses
  Operating                       91,034      66,638      248,738     207,348
  Selling, general
    & administrative:
       Divisions                   8,987       7,596       26,450      25,132
       Corporate                   6,211       6,193       18,314      18,786
Restructuring charge                   -           -            -       1,615
Gain on sale of business               -           -            -        (485)
Depreciation & amortization        2,894       2,125        7,595       5,903
                                --------    --------     --------    --------
   Total costs & expenses        109,126      82,552      301,097     258,299
                                --------    --------     --------    --------

Operating earnings, net           10,918      10,725       29,731      30,419

Other income (expense), net           (6)         (4)          32         (54)

Interest expense, net                106         172          252         544
                                --------    --------     --------    --------
Earnings before income taxes
  and equity in net loss
  of affiliates                   10,806      10,549       29,511      29,821

Income taxes                       4,376       4,378       11,951      12,378
Equity in net loss
  of affiliates                   (2,023)        (96)      (2,762)       (559)
                                --------    --------     --------    --------

Net earnings                    $  4,407    $  6,075     $ 14,798    $ 16,884
                                ========    ========     ========    ========

Diluted earnings per share      $   0.26    $   0.36     $   0.86    $   1.00
Weighted average diluted
  shares outstanding              17,136      16,867       17,175      16,819

                    II. Condensed Consolidated Balance Sheets
                             (Amounts in thousands)

                                         Unaudited
                                          Sept 30,      December 31,
                                            2005            2004
                                         ---------      ------------
ASSETS
Cash & restricted cash                   $ 18,152        $ 53,478
Accounts receivable, net                   92,233          69,565
Deferred tax assets                        10,474          10,252
Other current assets                        4,178           1,690
                                         --------        --------
 Total current assets                     125,037         134,985

Equipment, net                             26,338          15,149
Excess of cost over net assets
    acquired, net                          95,174          68,340
Intangible assets                          12,327          11,884
Investment in unconsolidated affiliates    40,150          39,269
Other assets                                8,322           8,039
                                         --------        --------
                                         $307,348        $277,666
                                         ========        ========
LIABILITIES & STOCKHOLDERS' EQUITY
Current portion of long-term debt        $  6,650        $  4,731
Payables & accruals                        58,678          53,803
                                         --------        --------
Total current liabilities                  65,328          58,534

Long-term debt, less current portion        5,290           2,142
Other non-current liabilities              10,575           9,962
Stockholders' equity                      226,155         207,028
                                         --------        --------
                                         $307,348        $277,666
                                         ========        ========

                                     -MORE-

REHABCARE REPORTS THIRD QUARTER 2005 RESULTS                              Page 7

                    III. Operating Statistics
        (Unaudited, Revenues and Operating Earnings in 000's)

                                            Three Months Ended
                                        Sept 30,          Sept 30,
                                          2005              2004
                                        -------           --------
Contract Therapy
----------------
Operating Revenues                      $60,896           $42,895

Division Operating Earnings(a)          $ 3,659           $ 2,301

Average Number of Locations                 771               592

End of Quarter Number of Locations          744               600


Hospital Rehabilitation Services
--------------------------------
Operating Revenues
   Inpatient                            $35,083           $37,253
   Outpatient                            12,150            11,174
                                        -------           -------
    Total                               $47,233           $48,427

Division Operating Earnings(a)          $ 7,010           $ 8,340

Average Number of Programs
   Inpatient                                146               147
   Outpatient                                42                41
                                            ---               ---
   Total                                    188               188

End of Quarter Number of Programs
   Inpatient                                144               145
   Outpatient                                41                41
                                            ---               ---
   Total                                    185               186


Freestanding Hospitals
----------------------
Operating Revenues                      $ 8,846           $     -

Division Operating Earnings (a)              95                 -


Healthcare Management Consulting
--------------------------------
Operating Revenues                      $ 3,078           $ 1,955

Division Operating Earnings (a)             154                84


(a) Division Operating Earnings are earnings attributable to the division before interest, income taxes and other income (expense).


WE INVITE YOU TO VISIT OUR WEB SITE AFTER NOON TODAY TO VIEW KEY STATISTICS IN GREATER DETAIL @ www.rehabcare.com.

                                     -END-

                                                                    EXHIBIT 99.2

                        REHABCARE CONFERENCE CALL SCRIPT
                                October 27, 2005

INTRODUCTION BY CONFERENCE OPERATOR
INTRODUCTION OF MANAGEMENT BY FINANCIAL DYNAMICS

     This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships; our ability to integrate recent and pending acquisitions and partnering relationships within the expected timeframes and to achieve the revenue and earnings levels from such acquisitions and relationships at or above the levels projected; changes in governmental reimbursement rates and other regulations or policies affecting the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the ability of new management of InteliStaf Holdings, Inc., our unconsolidated affiliate, to complete its business assessment of InteliStaf on a timely basis and to institute a business restructuring to improve revenues and earnings; the results of our impairment analysis to be conducted with respect to the carrying value of our investment in InteliStaf; the future financial results of our other unconsolidated affiliates; the adequacy and effectiveness of our operating and administrative systems; our ability to attract and the additional costs of attracting administrative, operational and professional employees; significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.


INTRODUCTION AND WELCOME

Good morning and thank you for joining us today. I'm John Short, President and CEO of the Company. With me from management are: Tom Davis, Executive Vice President and Chief Development Officer; Pat Henry, Executive Vice President, Traditional Business; Mark Bogovich, Interim Chief Financial Officer; Don Adam, Senior Vice President, Acquisitions; Jeff Zadoks, Vice President and Controller; Betty Cammarata, Director of Investor Relations; John McWilliams, Sr. VP and Chief Human Resources Officer.

We will be available during the question and answer period following our formal remarks.


Opening Remarks

First of all I wanted to let you know that I am very proud of our people and how they responded to the devastation brought about by hurricanes Katrina and Rita during the past two and half months. Thirty-three of our contract therapy, inpatient and outpatient and freestanding sites were impacted, (three twice) in Louisiana, Mississippi, and Texas. We support our employees, clients and patients with salary and benefit continuation, food, shelter and other essentials. In addition, our colleagues from around the country have established a relief fund for donations to help those with greater needs, which we are matching up to $100,000. We also have been affected in our south Florida locations by hurricane Wilma, all of which will negatively impact our fourth quarter results.

Performance of our core business during the quarter was solid, driven by the actions we outlined in our second quarter conference call. Unfortunately, unanticipated events had a significant negative impact on our results. The most notable of which, in addition to the hurricanes, was disappointing results at InteliStaf. However, we remain confident in our long-term strategy for growth, as evidenced by the number of joint venture opportunities in the pipeline.

Previously, we identified that many of our units had over- reacted to the phase-in of the 75% rule, and were maintaining compliance levels greater than those required for their specific cost report year. To address this, we implemented tools to give field operators real-time information on their compliance levels and additional resources to support admission decision making. As a result, we have seen a decrease in both the number of facilities and the total number of patients which have been denied admissions due to no 25% bed being available for two consecutive quarters. We continue to focus our efforts on the identification of new sources of admissions for our host facilities through the efforts of our on-site managers and community relations personnel.

Despite the fact that 45, or 38% of our units entered the 60% compliance period during the quarter, we have seen a slight improvement in same store discharges compared to the second quarter. As of September 30, the average compliance of all our units remained at 60%.

The year over year third quarter impact of the 75% rule implementation on both our same store ARU discharges and revenue was a negative 2.1%. This compares favorably with the estimated industry impact of a negative 7.7% in Medicare discharges as reported by The Moran Company Report. The declines reported by the publicly traded competitors vary between a negative 12.1% of Medicare discharges to a negative 10.8% of revenue. More impressive is our performance over the first 3 quarters of 2005 where our same store ARU discharges remained constant while others declined. According to The Moran Company Report the industry is experiencing an annualized 2005 decline of 15.3% or an estimated 40,000 discharges that are being prevented from receiving acute rehab care due to the rule.

To further enhance our facilities' ability to manage patients with more complex medical and rehabilitation needs, our Clinical Research and Development group has developed and begun implementation of a variety of evidence based practice protocols designed to provide our clinicians access to the most current and efficacious treatment models.

Our cost initiatives have started to gain traction as operating margins improved sequentially in HRS from 13.9% to 14.8% in the third quarter. We continue to focus our attention on adjustments to our staffing model with the objective of being more flexible with changes in volume. This initiative will take additional time to be fully implemented.

In our contract therapy division, we continued to see strong revenue growth and margins are slowly improving. As we had expected, the implementation of our new pricing initiative in the third quarter has caused some backlash. We have experienced a higher than normal number of cancellations of 55 versus 16. This will have some short term effect on the revenues until we are able to replace those clients. Pricing for new clients signed in the third quarter has been increased to more accurately reflect current cost structures (including contract labor), and value added.

We completed the acquisition of MeadowBrook on August 1 which added two freestanding rehab hospitals and two freestanding LTACHs. This provides us the back office services and information systems for future freestanding hospitals, including our Arlington facility that is slated to open in late December and Amarillo which is scheduled for a late spring of 2006 opening. It is important to note during the start up of these new facilities, the Company will be incurring costs with minimal revenues. We expect to have approximately $225,000 to $300,000 of start-up costs related to our Arlington project in the fourth quarter.

With the Meadowbrook acquisition, the addition of Amarillo and Arlington and our
existing  Kokomo  facility,   RehabCare  plans  to  operate  seven  freestanding
hospitals in early 2006.

In all seven of these markets we are pursuing joint venture continuums of care with local hospital system providers and physician groups.


Target Markets
--------------
Our Target Market approach is yielding positive lessons. In three of our markets, turnover remains well below Company averages with both Norfolk and St. Louis running between 1-2% for the quarter. While the target markets continue to struggle with the same operating challenges faced by our traditional business, each of them has major development projects underway. We have also shown that many therapists are willing to rotate among multiple care venues in each of our target markets. These positive developments led us to begin to implement these lessons into the remainder of our business.


Phase 2
-------
Our healthcare management consulting business, Phase 2 Consulting, grew operating revenues by 57% for the third quarter 2005 versus prior year. This is due to increased staff productivity, which has improved from 73% to 79%, the receipt of performance based bonuses and 32 new projects added during the quarter. The project backlog remains solid.


InteliStaf
----------
As part of the continued efforts to turn around its operating performance, InteliStaf appointed Mike Wilstead its new CEO and Mark Thomas its new CFO effective October 25, 2005. Messrs. Wilstead and Thomas were formerly COO and CFO respectively of QuadraMed Corporation, a provider of IT solutions to the health care industry. The Company expects that their experience in turnarounds and sales will further the initiatives started by the InteliStaf Board during the quarter.


Recruiting
----------
While we have seen no evidence of loosening in the tight supply of therapists, we did continue to see positive results from our recruiting efforts.
Quarter-over-quarter, we saw a 19% reduction in the time it takes to fill an opening. Additionally, for the third straight quarter, at least half of our openings came about as a result of new business growth. Our retention of therapists continues to track near 85%.

Our search to fill our Chief Financial Officer vacancy continues to be very active. While we have seen considerable interest and enthusiasm in the opportunity, we have not yet identified a candidate who fully meets our requirements and standards. As expected, the interim leadership structure previously announced with Mark Bogovich serving as Interim Chief Financial Officer and Jeff Zadoks taking on additional responsibilities in his role as Corporate Controller is operating well and providing us the flexibility to remain highly selective in our evaluation of candidates. We will continue to actively source and evaluate additional candidates until a permanent replacement is found.


New Business Development
------------------------
Our HRS business development activities generated third quarter contract signings in every product line: four acute rehab units, three outpatient units, and one subacute unit.

Contract Therapy signed 65 agreements during the third quarter and the pipeline of sales remains strong.

We signed one additional letter of intent for Joint Ventures during the quarter. We currently have 12 LOI's that remain active and we are also pursuing several additional pre-LOI opportunities. We anticipate announcing several new joint ventures/acquisitions in the next few months.


Legislative Update
------------------

Update to 75% Rule & Therapy Cap

The Senate Finance Committee, which oversees Medicare legislation, has agreed to a reconciliation package which included several Medicare items. Of particular importance to RehabCare, the bill calls for a two year freeze of the 75% rule at the 50% threshold and a study to determine subsequent action. In addition, any IRF or acute rehab unit that was decertified at the 50% threshold would be given more time to reach this level. The bill also calls for a one year extension of the therapy cap moratorium, through December 31, 2006. RehabCare vigorously supports these measures. Despite these positive developments, we continue to operate as if both the 75% rule and therapy caps remain in their current state.

RUG Refinement

This rule takes effect on January 1, 2006 and involves the addition of 9 new RUG's, all in the rehabilitation area. While some of our clients may experience declines in reimbursement, the rule is not likely to alter the way RehabCare prices or delivers service.

IRF PPS Update

During the third quarter CMS released the FY 2006 IRF Final Rule for discharges occurring on or after 10/1/2005. Although the changes from the rule are broad in scope the impact to the Company is projected to be less significant. Preliminary analysis shows that the annualized decrease in our projected net revenue to be approximately $300,000 which is tied directly to a small number of HRS programs with case weighted pricing along with the new freestanding hospitals.


Mark Bogovich will now review our financial results for the quarter.

Thank you, John,

Net revenues for the third quarter 2005 increased 28.7 percent to $120.0 million compared to $93.3 million in the same quarter last year and also increased by
10.8 percent from the second quarter 2005. The increases in revenue resulted primarily from the growth in the average number of locations in the Contract Therapy division through normal sales activity and the Company's acquisitions of Cornerstone Rehabilitation in late 2004 and our August 2005 acquisition of Meadowbrook Healthcare's four freestanding hospitals.

Net earnings declined to $4.4 million in the third quarter 2005 compared to $6.1 million a year ago and from $5.5 million in the second quarter of 2005. Both variances were principally driven by the after-tax loss from equity in affiliates of $2.1 million, or $0.12 per diluted share, which resulted from the operating losses and deferred tax valuation allowances recorded in the financial statements of InteliStaf. This loss from InteliStaf compares to a third quarter 2004 after-tax loss of $0.1 million and a $0.3 million after tax loss in the second quarter of 2005. The Company expected its share of InteliStaf's after-tax loss to be $0.02 per fully diluted share for the third quarter 2005. RehabCare's operating earnings were also adversely affected by costs and lost revenues resulting from hurricanes Katrina and Rita in the amount of $0.6 million, or $0.4 million after tax.

Earnings per share on a fully diluted basis for the quarter were $0.26 compared to $0.36 last year and $0.32 in the previous quarter.

Net revenues for the Contract Therapy division were $60.9 million, an increase of 42 percent from $42.9 million in the third quarter 2004 and up 5.7 percent on a sequential basis. Operating earnings for the division increased to $3.7 million compared to $2.3 million in the prior year third quarter and $3.2 million in the second quarter 2005.

The third quarter revenue increase is the result of the higher average number of locations operated during the quarter, the increase in the average revenue per location which reflected strong same store revenue growth of 10.7%, and the focus of our business development team on signing larger facilities. Revenues for this division continued to benefit by the shift of patients from the hospital to the skilled nursing facility setting due to the 75% rule.

The division was able to improve operating earnings through significant revenue growth as well as the benefit of lower bad debt expense for the quarter. Like other providers of therapy, the division continues to be challenged by the increases in labor expenses. Hurricanes Katrina and Rita interrupted operations at twenty-two of our contract therapy locations impacting operating earnings by approximately $0.3 million for the quarter.

The division finished the third quarter with 744 locations compared to the year ago quarter of 600. We added 35 new locations during the quarter and closed 55. Of the closures in the third quarter, 6 were for payment problems; 22 were RehabCare initiated for various reasons, 14 programs took their therapy in-house and 10 clients chose to work with another vendor. Three others closed their doors or changed owners resulting in contract termination. The division's backlog remains strong at 54 compared to 36 at the end of the second quarter.

Third quarter 2005 HRS revenues decreased to $47.2 million, or 2.5% compared to $48.4 million for last year's third quarter and from $48.0 million on a sequential basis. Operating earnings for the division declined to $7.0 million from $8.3 million in the prior year quarter, but increased from $6.7 million sequentially.

Operating revenues decreased as a result of the 75% rule impact on same store ARU discharges, which were 2.1 percent lower than the prior year. The impact of newly opened programs that have not yet reached the operating levels of the more mature programs that closed during the year also negatively affected HRS revenues.

Operating earnings were negatively impacted by the revenue decline and the division's inability to fully absorb increases in labor expenses that occurred in certain markets. The pre-tax operating earnings impact of hurricanes Katrina and Rita for this division was approximately $0.3 million for the quarter.

The division finished the quarter with 185 programs, a net decline of 3 sequentially, which is comprised of three openings and six closures. Of the three new openings, one was an acute rehab unit, one was a subacute unit and one was an outpatient unit. Of the six closures, one was an acute rehab unit, three were subacute units, and two were outpatient units. Of these six closures, five chose to self operate and one unit has closed. The division's backlog was 16 at the end of the quarter, which included nine ARUs, four outpatient units, and three subacute units. This is an increase of five over the second quarter backlog of eleven.

The Company acquired MeadowBrook Healthcare in August 2005 and we will report these newly acquired facilities as well as any future freestanding facilities as a separate industry segment called Freestanding Hospitals. The new division reported net revenues of $8.8 million and operating earnings of $0.1 million for the quarter.

The Company's third quarter 2005 equity share of InteliStaf's losses, reflected a loss of $1.0 million related to normal operations and a $1.1 million loss related to a valuation allowances recorded against InteliStaf's deferred tax assets.

Regarding the valuation allowance, InteliStaf management concluded that they would not fully realize the benefits of their deferred tax assets. InteliStaf management reached this conclusion primarily as a result of accumulated losses incurred over the latest three year period, combined with the expectation of continued near term difficult operating conditions.

As we previously reported, an assessment of the InteliStaf business and its long-term financial projections was expected to be completed by the end of the third quarter. The assessment has taken longer than planned and will now be completed during the fourth quarter with additional input from the newly hired management team. Once this assessment has been completed, InteliStaf will evaluate whether the value of its long-lived assets may be impaired. Once that assessment is complete, we will evaluate whether any adjustment to the carrying value of our equity investment is required.

Our balance sheet remains strong with $18.2 million in cash and cash equivalents at September 30, and $11.9 million in subordinated long-term debt related to acquisitions. Days sales outstanding increased sequentially by one day to 68.2 days. Cash flow from operations was $9.2 million for the third quarter 2005 while capital expenditures were $6.0 million, with $2.2 million related to construction of our soon to be opened Arlington facility and the remainder related to IT initiatives and routine capital expenditures.


Guidance

Given the lack of earnings visibility at InteliStaf and the outcome of its impairment analysis, the unknown impact of hurricane Wilma on South Florida therapy operations, and the ongoing challenges of both the 75% rule and the labor market for qualified therapists, we are withdrawing guidance for the balance of the year.

Now I will turn the call back over to John.

Thank you. Before we take your questions, I am pleased to announce the election to our board of Mr. Anthony Piszel and Mr. Larry Warren. Mr. Piszel is Executive Vice President and Chief Financial Officer of Health Net, Inc. and is a former Fellow of the Financial Accounting Standards Board and Mr. Warren is recently retired as the Chief Executive Officer of University of Michigan Hospitals and Health Centers where he served twenty years. With the healthcare experience they bring, these two new board members will be invaluable assets to our board and management team.


Closing Remarks

Before closing, I want to express my appreciation to all the men and women of RehabCare, who have shown me and our Board that, despite operating in a challenging environment, facing many issues beyond our immediate control, they remain committed to the hard work that is necessary to achieve superior results.

With that I would like to have our operator open the call for questions.

To be read following Questions and Answers -
As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1:00 Eastern time today. For your reference, we continue to provide the statistics section on our web site offering quarterly historical statistics for each of our operating divisions for the past few years. We invite you to view this information and hope it will be useful to you.